 As filed with the Securities and Exchange Commission on October 20, 1999
                                                     Registration No. 333-86759
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             Amendment No. 2
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                                --------------

                             COBALT NETWORKS, INC.
            (Exact name of Registrant as specified in its charter)

                                --------------

           California                            3670                            77-0440751
    (before reincorporation)         (Primary Standard Industrial             (I.R.S. Employer
                                     Classification Code Number)           Identification Number)

            Delaware                       555 Ellis Street
     (after reincorporation)           Mountain View, CA 94043
 (State or other jurisdiction of            (650) 623-2500
 incorporation or organization)

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                                Kenton D. Chow
                            Chief Financial Officer
                               555 Ellis Street
                            Mountain View, CA 94043
                                (650) 623-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                 Please send copies of all communications to:

     Robert P. Latta, Esq.                      Kevin P. Kennedy, Esq.
Wilson Sonsini Goodrich & Rosati                 Shearman & Sterling
    Professional Corporation                     1550 El Camino Real
       650 Page Mill Road                        Menlo Park, CA 94025
      Palo Alto, CA 94304                           (650) 330-2200
         (650) 493-9300

                                --------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                --------------

  If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC Registration Fee............................................. $   23,978
   NASD Filing Fee..................................................      9,125
   Nasdaq National Market Listing Fee...............................     95,000
   Printing Costs...................................................    275,000
   Legal Fees and Expenses..........................................    350,000
   Accounting Fees and Expenses.....................................    250,000
   Blue Sky Fees and Expenses.......................................      5,000
   Transfer Agent and Registrar Fees................................     10,000
   Miscellaneous....................................................     31,897
                                                                     ----------
         Total...................................................... $1,050,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

  As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Amended and Restated Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

  Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. Prior to the effective date of this Offering, the Registrant will enter into indemnification agreements with its directors and executive officers.

  In connection with its reincorporation in Delaware, the Registrant will be subject to Section 145 of the Delaware General Corporation Law ("Section 145").
Section 145 permits indemnification of
officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145. Upon shareholder approval of such reincorporation, Article VI, Section 6.1, of the Registrant's Bylaws will provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

  As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omission not in good faith or involving international misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of Stock repurchases or redemptions that are unlawful under Section 174 of the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

  The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions and to purchase directors' and officers' liability insurance.

  In addition to the foregoing, the Underwriting Agreement contains certain provisions by which the Underwriters have agreed to indemnify the Registrant, each person, if any, who controls the

Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, each officer of the Registrant who signs the Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 15. Recent Sales of Unregistered Securities.

  Since our incorporation in October 1996, we have sold and issued the following securities:

    (1) In May and June 1997 the Registrant issued and sold 4,181,426 shares of Common Stock to employees for $4,181 pursuant to Section 4(2) of the Securities Act.

    (2) In August 1997, the Registrant issued and sold 471,338 shares of Common Stock to three employees for $471 pursuant to Section 4(2) of the Securities Act.

    (3) From August to November 1997, the Registrant issued and sold 3,572,401 shares of Series A Preferred Stock to 13 investors for $3.6 million pursuant to Section 4(2) of the Securities Act.

    (4) In March and April 1998, the Registrant issued and sold 800,000 shares of Common Stock to one employee for $80,000 pursuant to Section 4(2) of the Securities Act.

    (5) In July 1998, the Registrant issued and sold 3,698,910 shares of Series B Preferred Stock to 21 investors for $8.0 million pursuant to
  Section 4(2) of the Securities Act.

    (6) In February 1999, the Registrant issued and sold 100,000 shares of Common Stock to one employee for $50,000 pursuant to Section 4(2) of the Securities Act.

    (7) In May 1999, the Registrant issued and sold 9,813,507 shares of Series C Preferred Stock to 60 investors for $36.3 million pursuant to
  Section 4(2) of the Securities Act.

    (8) In August, September and October 1999, the Registrant issued and sold 76,250 shares of Series A Preferred Stock upon the exercise of warrants to seven stockholders for aggregate consideration of $76,250 pursuant to
  Section 4(2) of the Securities Act.

    (9) In August 1999, the Registrant issued and sold 11,559 shares of Series B Preferred Stock upon the exercise of a warrant to one stockholder for aggregate consideration of $25,000 pursuant to Section 4(2) of the Securities Act.

    (10) In August 1999, the Registrant issued and sold 6,756 shares of Series C Preferred Stock upon the exercise of a warrant to one stockholder for aggregate consideration of $24,997 pursuant to Section 4(2) of the Securities Act.

    (11) Pursuant to Rule 701 promulgated under the Securities Act, from October 18, 1996 to October 1, 1999, the Registrant issued and sold 390,905 shares of Common Stock to employees and consultants for aggregate consideration of $56,809 upon the exercise of stock options pursuant to the Registrant's Employee Stock Plan.

  The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

 Exhibit
 Number  Description of Document
 ------- -----------------------
  1.1*    Form of Underwriting Agreement
  2.1*    Form of Merger Agreement between Cobalt Networks, Inc., a California corporation, and Cobalt Networks, Inc., a Delaware corporation
  3.1*    Certificate of Incorporation of the Registrant, as currently in effect
  3.1.1*  Form of Amended and Restated Certificate of Incorporation of
          Registrant
  3.1.2*  Form of Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration
          Statement
  3.2*    Bylaws of the Registrant
  3.3*    California Restated Articles of Incorporation
  3.4*    California Bylaws
  4.1*    Specimen Common Stock Certificate
  4.2*    Second Amended and Restated Investors' Rights Agreement, dated April
          30, 1999, by and among the Registrant and certain stockholders of the Registrant
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
 10.1*    Form of Indemnification Agreement between the Registrant and each of its directors and officers
 10.2*    Amended and Restated 1997 Employee Stock Plan
 10.2.1*  Form of Option Agreement under the Employee Stock Plan
 10.3*    1999 Employee Stock Purchase Plan
 10.3.1*  Form of Subscription Agreement under the 1999 Employee Stock
          Purchase Plan
 10.4*    1999 Director Option Plan
 10.4.1*  Form of Option Agreement under 1999 Director Plan
 10.5*    Form of Executive Officer Employment Agreement
 10.6*    Consulting Agreement dated August 30, 1996 by and between the
          Registrant and Techfarm Management, Inc.
 10.7*    Lease Agreement dated August 5, 1998 between Registrant and Renault
          & Handley Solar Ellis Joint Venture for 555 Ellis Street, Mountain
          View, California office
 10.7.1*  Assignment of lease dated September 2, 1998 between Registrant and
          Netscape Communications, Inc.
 10.7.2*  Sublease dated October 28, 1996 between Netscape Communications,
          Inc. and Banta Corporation
 10.7.3*  Addendum One to sublease dated November 6, 1996 among Netscape
          Communications, Inc., Banta Corporation and Renault & Handley Solar
          Ellis Joint Venture
 10.7.4*  Lease dated August 10, 1993 ("Master Lease") between Banta Digital
          Services, Inc. and Renault & Handley Solar Ellis Joint Venture
 10.8*    Employee Option Agreement dated July 15, 1998 between the Registrant and George M. Korchinsky
 10.9*    Employment Offer Letter dated July 20, 1999 from the Registrant to
          Gary Martell
 10.10*   Separation Agreement dated July 28, 1999 by and between the
          Registrant and Robin Porter
 10.11+   Turnkey Service and Purchase Agreement dated August 31, 1999 by and among the Registrant and SMTC Manufacturing Corporation
 10.12*   Promissory Note and Security Agreement dated August 20, 1999 between the Registrant and Stephen W. DeWitt
 10.13+   Gateway Master Supply Agreement dated September 16, 1999 between the
          Registrant and Gateway, Inc.

 Exhibit
 Number  Description of Document
 ------- -----------------------
 10.14*   Employment Agreement dated August 31, 1999 between the Registrant and Vivek Mehra
 21.1*    Subsidiaries
 23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants
 23.2*    Form of Consent of Counsel (included in Exhibit 5.1)
 24.1*    Power of Attorney
 27.1*    Financial Data Schedule

--------
 * Previously filed

 + Confidential treatment requested

(b) Financial Statement Schedules.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this Amendment no. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on October 20, 1999.

                                                   /s/ Stephen W. DeWitt
                                          By: _________________________________
                                                     Stephen W. DeWitt
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1934, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              Signature                           Title                    Date
              ---------                           -----                    ----

        /s/ Stephen W. DeWitt          President, Chief Executive    October 20, 1999
______________________________________  Officer and Director
          Stephen W. DeWitt             (Principal Executive
                                        Officer)

          /s/ Kenton D. Chow           Vice President Finance and    October 20, 1999
______________________________________  Chief Financial Officer
            Kenton D. Chow              (Principal Financial and
                                        Accounting Officer)

         Gordon A. Campbell*           Chairman of the Board of      October 20, 1999
______________________________________  Directors
          Gordon A. Campbell

           Jordan A. Levy*             Director                      October 20, 1999
______________________________________
            Jordan A. Levy

*By:   /s/ Stephen W. DeWitt
  ____________________________________
         Stephen W. DeWitt
          Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Document
 ------- -----------------------
  1.1*    Form of Underwriting Agreement
  2.1*    Form of Merger Agreement between Cobalt Networks, Inc., a California corporation, and Cobalt Networks, Inc., a Delaware corporation
  3.1*    Certificate of Incorporation of the Registrant, as currently in effect
  3.1.1*  Form of Amended and Restated Certificate of Incorporation of
          Registrant
  3.1.2*  Form of Certificate of Incorporation of the Registrant to be filed after the closing of the offering made under this Registration
          Statement
  3.2*    Bylaws of the Registrant
  3.3*    California Restated Articles of Incorporation
  3.4*    California Bylaws
  4.1*    Specimen Common Stock Certificate
  4.2*    Second Amended and Restated Investors' Rights Agreement, dated April
          30, 1999, by and among the Registrant and certain stockholders of the Registrant
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
 10.1*    Form of Indemnification Agreement between the Registrant and each of its directors and officers
 10.2*    Amended and Restated 1997 Employee Stock Plan
 10.2.1*  Form of Option Agreement under the Employee Stock Plan
 10.3*    1999 Employee Stock Purchase Plan
 10.3.1*  Form of Subscription Agreement under the 1999 Employee Stock
          Purchase Plan
 10.4*    1999 Director Option Plan
 10.4.1*  Form of Option Agreement under 1999 Director Plan
 10.5*    Form of Executive Officer Employment Agreement
 10.6*    Consulting Agreement dated September 30, 1996 by and between the
          Registrant and Techfarm Management, Inc.
 10.7*    Lease Agreement dated August 5, 1998 between Registrant and Renault
          & Handley Solar Ellis Joint Venture for 555 Ellis Street, Mountain
          View, California office
 10.7.1*  Assignment of lease dated September 2, 1998 between Registrant and
          Netscape Communications, Inc.
 10.7.2*  Sublease dated October 28, 1996 between Netscape Communications,
          Inc. and Banta Corporation
 10.7.3*  Addendum One to sublease dated November 6, 1996 among Netscape
          Communications, Inc., Banta Corporation and Renault & Handley Solar
          Ellis Joint Venture
 10.7.4*  Lease dated August 10, 1993 ("Master Lease") between Banta Digital
          Services, Inc. and Renault & Handley Solar Ellis Joint Venture
 10.8*    Employee Option Agreement dated July 15, 1998 between the Registrant and George Korchinsky
 10.9*    Employment Offer Letter dated July 20, 1999 from the Registrant to
          Gary Martell
 10.10*   Separation Agreement dated July 28, 1999 by and between the
          Registrant and Robin Porter
 10.11+   Turnkey Service and Purchase Agreement dated August 31, 1999 by and among the Registrant and SMTC Manufacturing Corporation
 10.12*   Promissory Note and Security Agreement dated August 20, 1999 between the Registrant and Stephen W. DeWitt
 10.13+   Gateway Master Supply Agreement dated September 16, 1999 between the
          Registrant and Gateway, Inc.
 10.14*   Employment Agreement dated August 31, 1999 between the Registrant and Vivek Mehra
 21.1*    Subsidiaries
 23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants
 23.2*    Form of Consent of Counsel (included in Exhibit 5.1)
 24.1*    Power of Attorney
 27.1*    Financial Data Schedule

-------
 * Previously filed

 + Confidential treatment requested